Exhibit 99.1

Media Contact:	Investor Contact:

Tom Huntington	Karen Fisher
DivX, Inc.	DivX, Inc.
858.882.0672	858.882.6415
thuntington@divxcorp.com	kfisher@divxcorp.com

DivX Board of Directors Adds New Member

Dr. James Brailean of NextWave and PacketVideo to Join Board

SAN DIEGO, July 1, 2008 – DivX, Inc. (NASDAQ: DIVX), a digital media company, today announced that its Board of Directors has elected James Brailean, PhD, Chief Executive Officer for NextWave Mobile Products Division, to the Board increasing the size of the Board from six to seven members. In addition, Dr. Brailean serves as the President and Chief Executive Officer for PacketVideo, Inc.(PV) which was acquired by NextWave, Inc. (NASDAQ: WAVE) in July 2005.

“We are excited that Dr. Brailean has joined our Board at this stage of our corporate development,” stated Kevin Hell, Chief Executive Officer for DivX, Inc. “We believe his expertise and counsel will be invaluable in helping to shape the direction of the company particularly in new emerging product categories.”

“Jim’s track record for delivering innovative, powerful multimedia solutions that enable new forms of mobile entertainment and person-to-person communications is very impressive,” commented Chris McGurk, Chief Executive Officer for Overture Films, current DivX Board member and chairman of the Board’s Nominating and Corporate Governance Committee. “Under his leadership, PacketVideo has become the number one supplier of embedded multimedia solutions for mobile phones and other devices in the world. Jim will be a tremendous addition to our Board and we look forward to working with him.”

Dr. Brailean co-founded PacketVideo in 1998 and under his leadership, PV launched the world’s first commercial end-to-end wireless mobile media delivery platform in 2000, as well as helped create a new industry for wireless multimedia communications. PV’s software has shipped in more than 250 million devices worldwide.

Prior to co-founding PV, Dr. Brailean led the development of the MPEG-4 standards for transmission of video and audio over wireless networks. He holds 16 key U.S. patents that enable advanced multimedia communications. From 1993 to 1998, Dr. Brailean served as the chairman of the Error Resilience Video Compression Ad Hoc Group within MPEG-4. During this time, Dr. Brailean was a principal staff engineer within the Motorola Corporate Research and Development Laboratories in Chicago where he managed the Advanced Video Algorithm Group which was responsible for the design and development of advanced video compression and imaging algorithms. He also served as a communication system engineer for Hughes Aircraft, Space and Communications Group.

“DivX’s impact on the way millions of people create, share and experience high-quality digital video is impressive,” said Dr. Brailean. “I look forward to working with DivX’s esteemed Board members and executives as the company continues to evolve the digital media landscape.”

DivX’s current Board of Directors consists of Frank Creer, founder and managing director of Zone Ventures, Fred Gerson, Senior Vice President and Chief Financial Officer for the San Diego Padres, Kevin Hell, Chief Executive Officer for DivX, Inc., Chris McGurk, Chief Executive Officer for Overture Films, Jerry Murdock, co-founder and managing director of Insight Venture Partners, and Jerome J.P. Vashisht-Rota, co-founder and Vice President of Creative, Brand and Community for DivX, Inc.

About DivX, Inc.

DivX, Inc. is a digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. DivX creates, distributes and licenses digital video technologies that span the “three screens” comprising today’s consumer media environment—the PC, the television and mobile devices. Over 100 million DivX Certified devices have shipped into the market from leading consumer electronics manufacturers. DivX also offers content providers and publishers a complete solution for the distribution of secure, high-quality digital video content. Driven by a globally recognized brand and a passionate community of hundreds of millions of consumers, DivX is simplifying the video experience to enable the digital home.

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